Exhibit 99.1

ITEM 1.  BUSINESS

Alliant Techsystems Inc. (ATK), which is sometimes called the Registrant in this report, is a supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. ATK is also a supplier of ammunition to federal and local law enforcement agencies and commercial markets.

ATK was incorporated as a Delaware corporation as a wholly-owned subsidiary of Honeywell Inc. in May 1990 in connection with Honeywell’s plan to spin-off to its stockholders certain businesses. The spin-off became effective in September 1990, when Honeywell transferred to ATK substantially all of the assets and liabilities of those businesses. Honeywell subsequently distributed to its stockholders in October 1990 all of ATK’s outstanding common stock on a pro rata basis.

The following table summarizes ATK’s significant acquisitions:

Date	Company Involved

April 2001	Thiokol Propulsion Corp.
December 2001	Sporting Equipment Group of Blount International, Inc. (now known as the civil ammunition business)
May 2002	Ordnance business of The Boeing Company (now known as ATK Medium Caliber Systems)
October 2002	The business of Science and Applied Technology, Inc.
January 2003	Composite Optics, Inc. (COI)
November 2003	Micro Craft and GASL (now known together as ATK GASL)
March 2004	Mission Research Corporation
September 2004	The PSI Group

ATK conducts its business through a number of separate legal entities that are listed on Exhibit 21 to this report. These legal entities are grouped into ATK’s operating segments.   Effective April 1, 2006, ATK realigned its business operations.  As a result of this realignment, ATK changed the name of its ATK Thiokol segment to Launch Systems Group and changed the name of its Ammunition segment to Ammunition Systems Group, and consolidated the Precision Systems, Advanced Propulsion and Space Systems, and ATK Mission Research segments into a new segment, Mission Systems Group. In addition, a program was transferred from the Mission Systems Group to the Launch Systems Group as of April 1, 2006.  Following this realignment, ATK has three segments:  Mission Systems Group, Ammunition Systems Group, and Launch Systems Group.  The April 1, 2006 realignment is reflected in the information contained in this report.

•                  The Mission Systems Group (MSG) operates in four areas: Weapons Systems, Aerospace Systems, Space Systems, and Technical Services.

•                  In the Weapons Systems area, MSG develops and produces advanced missile systems, precision-guided munitions, speed-of-light weapons, soldier weapon systems, barrier systems, and large-caliber ammunition for the U.S. government or its allies; and is also a significant subcontractor to other prime contractors, supplying tactical and hypersonic propulsion systems, warheads, fuzes, and missile defense divert and control systems.

•                  In the Aerospace Systems area, MSG is a prime contractor on a variety of electronic warfare and aircraft integration contracts; and also develops products for other prime contractors, including precision-engineered low-observable structural components, high-temperature engine components, and high-performance radomes and apertures.

•                  In the Space Systems area, MSG primarily supports other prime contractors, classified customers, and other parts of ATK, developing and producing solar arrays, antenna reflectors, optical platforms, bus structures, launch structures, rocket motor casing, satellite pressurant and liquid propellant tanks, and in-space propulsion systems.

•                  In the Technical Services area, MSG supports government and prime contractor customers with high-end technical services and engineering support in a wide variety of technical disciplines, including RF technology and testing, signal processing, optics, remote sensing, system survivability, and microelectronics.

•                  The Ammunition Systems Group supplies small-caliber military ammunition, medium-caliber ammunition, medium-caliber gun systems, ammunition and rocket propellants, energetic materials, commercial and military smokeless powder, law enforcement and sporting ammunition, and ammunition accessories.

•                  The Launch Systems Group is a provider of launch systems and solid propellant rocket motors for human access to space (NASA’s Space Shuttle and ARES I Crew Launch Vehicle), land- and sea-based strategic missiles, commercial and government space launch vehicles, advanced high speed weapons, and missile defense interceptors. The Group also provides advanced ordnance products, demilitarization products and services, operations and technical support for space launches, energetic materials, materials and structures for high temperature and hypersonic environments, and engineering and technical services for the advancement of propulsion systems and energetic materials.

Sales, income before interest, income taxes and minority interest, total assets, and other financial data for each segment for the three years ended March 31, 2006 are set forth in Note 14 to the consolidated financial statements, included in Item 8 of this report.

References in this report to a particular fiscal year are to the year ended March 31 of that calendar year.

Many of ATK’s products and programs are customarily referred to by customers or in the marketplace by acronyms. Many of these acronyms are included in this report (in parentheses following the product or program name) for the convenience of subsequent reference, and for the benefit of readers who may be more familiar with the acronyms than with the actual product or program names.

Mission Systems Group

The following table summarizes the principal programs in the Mission Systems Group, including identification of the customer and the ultimate end-user  (an * indicates that the programs and products are in development and not yet in production):

Principal Programs	Primary Customer	Ultimate End-User	Description

Weapons Systems:
Missile Systems:
Advanced Anti-Radiation Guided Missile (AARGM)*	U.S. Navy	U.S. Navy	Upgrade to the AGM-88 High-Speed Anti-Radiation Missile (HARM) designed to counter threat shutdown tactics and improve accuracy using an advanced precision strike guidance system.
High Speed Anti-Radiation missile Demonstration (HSAD)*	U.S. Navy	U.S. Navy	Upgraded forebody (seeker, payload, and transition section) for Office of Naval Research demonstration program for the next generation anti-radiation weapon.

Precision Munitions:
Precision-Guided Mortar Munition (PGMM)*	U.S. Army	U.S. Army	Precision-guided 120mm mortar round for existing and Future Combat System (FCS) line-of-sight and beyond line-of-sight applications.
Extended Range Munition (ERM) / Ballistic Trajectory Extended Range Munition (BTERM II)*	U.S. Navy	U.S. Navy	Development of a five-inch rocket-assisted gun-launched guided projectile for the U.S. Navy’s Naval Surface Fire Support (NSFS) requirement.
Mid Range Munition (MRM)*	U.S. Army	U.S. Army	Precision-guided kinetic energy ammunition for the Future Combat System (FCS) used during line-of-sight and beyond line-of-sight engagements requiring precision fire.
Advanced Gun System Long Range Land Attack Projectile (AGS LRLAP)*	Lockheed Martin	U.S. Navy	Development and transition to production of the aft assembly for the 155mm rocket-assisted gun-launched guided projectile being developed for the DDG-1000 Advanced Gun System.

Tank Ammunition:
120mm Training Ammo	U.S. Army	U.S. Army, U.S. Marines, and allied nations	Training ammunition for the Abrams tanks of the U.S. forces and allied nations.

Multi-purpose Anti-Tank (MPAT) Training Ammo*	U.S. Army	U.S. Army	Future training round for the Abrams tank.
M829A3 Tactical Ammo	U.S. Army	U.S. Army	Tactical ammunition for the Abrams tank.
M830A1 Tactical Ammo	U.S. Army	U.S. Army and U.S. Marines	Tactical ammunition for the Abrams tank.
120mm Egypt Co-Pro	U.S. Army	Egyptian Government	Equipment and services to manufacture 120mm training ammunition in Egypt.
105mm Canister (XM1040)*	U.S. Army	U.S. Army	105mm Canister round (Anti-personnel) for application with Stryker brigades.

Barrier Systems:
Spider	U.S. Army	U.S. Army	Land barrier system that uses operators in the loop to avoid indiscriminate activation.
Matrix	U.S. Army	U.S. Army	Land barrier systems that build on Spider technology for protection of ground-based personnel.
VLSAS International	Allied nations	Allied nations	Vehicle-launched scatterable anti-tank barrier system.

Soldier Weapon Systems:
XM25*	U.S. Army	U.S. Army	Lightweight, shoulder-fired weapon that fires 25mm Air-Bursting Grenades.

Tactical Rocket Motors and Warheads:
Air-to-Air:
Advanced Medium-Range Air-to-Air Missile (AMRAAM)	Raytheon	U.S. Air Force, U.S. Navy, and allied nations	Propulsion and warhead for the AIM-120 Advanced Medium-Range Air-to-Air Missile.
Sidewinder	Raytheon	U.S. Navy and U.S. Air Force	Propulsion for the AIM-9X and AIM-9M Sidewinder air-to-air missile.
Sparrow	U.S. Navy	Allied nations	Propulsion for the AIM-7 air-to-air missile and the RIM-7 Sea Sparrow surface-to-air missile.
Air-to-Ground:
Hellfire/Longbow	Lockheed Martin	U.S. Army, U.S. Marines, and allied nations	Solid propulsion for the AGM-114 anti-armor air-to-surface missile generally fired from helicopters. It has also been launched from the Predator Unmanned Aerial Vehicle (UAV).
Brimstone	Boeing	U.K. Ministry of Defense	Propulsion for anti-armor air-to-surface missile. ATK is also responsible for the shaped charge warhead.
Sensor Fuzed Weapon	Textron	U.S. Air Force and allied nations	Propulsion for sensor fuzed weapon anti-armor munitions.
Maverick	Raytheon	U.S. Air Force, U.S. Navy, and allied nations	Propulsion, heavy and light warhead for the AGM-65 air-to-surface missile.
Harpoon	Boeing	U.S. Navy and allied nations	Solid propulsion booster motor for the Harpoon missile.
Ground-to-Ground:
Tube-launched, Optically-tracked, Wire-guided (TOW-2) Missile	Raytheon	U.S. Army and allied nations	Propulsion for tube-launched, optically-tracked, wire-guided anti-tank missile.
Line-of-Sight Anti-Tank (LOSAT)	Lockheed Martin	U.S. Army	Propulsion for the LOSAT kinetic energy missile that will defeat advanced armor systems.
Compact Kinetic Energy Missile (CKEM)*	Raytheon, Miltec	U.S. Army	Propulsion for CKEM that will defeat advanced armor systems.

Predator	Lockheed Martin	U.S. Marines	Propulsion for a shoulder launched anti-tank missile.
Surface-to-Air:
Evolved Sea Sparrow	Raytheon	U.S. Navy and NATO countries	Propulsion for surface-to-air missile.
Rolling Airframe Missile (RAM)	U.S. Navy	U.S. Navy and German Navy	Solid propulsion for the RAM ship defense missile.

Fuzes and Proximity Sensors:
Gun Hardened Fuzes:
M734A1 Safe and Arming Device	L-3/KDI Precision Products Inc.	U.S. Army	M734 multi-option mortar fuze has proximity, near-burst, impact, and delay setting capabilities.
Multi-Option Fuze for Artillery (MOFA)	U.S. Army	U.S. Army	NATO-standard all-purpose artillery fuze for bursting munitions. Inductively set to detonate by target proximity, time, delay after impact, or upon impact.
Electronic Time Fuze for Mortars (ETFM)*	U.S. Army	U.S. Army	Electronic fuze to replace multiple mechanical Mortar fuzes.
Air Armament Fuzes:
DSU-33 Proximity Sensor	U.S. Air Force	U.S. Air Force	Proximity sensor that detonates bombs as they approach the ground.
FMU-139	Allied nations and U.S. Navy	Allied nations, U.S. Navy and U.S. Air Force	Electronic bomb fuze designed for MK80 series general-purpose air-delivered weapons.

Missile Defense:
Third Stage Rocket Motor (TSRM)*	Raytheon	Missile Defense Agency and U.S. Navy	TSRM and SDACS are being developed for use in the Standard Missile 3 configuration interceptor missiles for Navy Aegis
Solid Divert and Attitude Control (SDACS)*	Raytheon	Missile Defense Agency and U.S. Navy	Ballistic Missile Defense system.

Aerospace Systems:
Electronic Warfare Systems and Electronic Support Equipment:
AAR-47 Missile Warning System	U.S. Navy	U.S. Navy, U.S. Air Force, and international customers	Electronic Warfare system designed to protect helicopters and slow/low-flying aircraft against surface-to-air missiles.
Mobile Ground-to-Air Radar Jamming System (MGARJS)	Republic of Egypt	Republic of Egypt	Provide enhancements to previously-delivered MGARJS systems.
Common Munitions BIT/Reprogramming Equipment (CMBRE)	U.S. Air Force	U.S. Air Force, U.S. Navy, and international customers

Portable flight line tester designed to interface with smart munitions. CMBRE initiates built-in-test (BIT), provides BIT status, and uploads/downloads Operational Flight Programs (OFPs) and mission planning data.

Composite Structures:
F-22 Pivot Shaft and By-Pass Screen	Lockheed Martin	U.S. Air Force	Structural component for the F-22 aircraft.
Javelin Launch Tube	Raytheon/ Lockheed Martin Joint Venture	U.S. Army	Fully integrated composite launch tube with sighting mechanism.
LPD Radomes	Northrop Grumman, Ship Systems	U.S. Navy	Radome manufacturing.
DDG-1000 VSR Radome	Lockheed Martin	U.S. Navy	High Power Radar Radome development.

Hypersonic Vehicles:
X-43C	NASA	NASA	Hypersonic flight demonstration vehicle for accelerating systems.
FASTT*	DARPA/ONR	DARPA/ONR	Build and flight test liquid-fueled hypersonic missile configuration.

Aircraft Structures:
Commercial Aircraft Structures	Boeing, ATG, Bell Helicopter	Commercial airlines, private aircraft owners, and foreign governments	Boeing 767 composite torsion springs, Bell Helicopter 609 tilt-rotor composite fuselage panels and Javelin fuselage structures.
Military Aircraft	Lockheed Martin, Northrop Grumman, Boeing, Pratt & Whitney, Vought	U.S. Air Force

Composite pivot shaft and structural components for F-22 Stabilator Assembly, F-22 bypass screen, C-17 counterbalance assembly, JSF structures, Global Hawk Radome components, and advanced high temperature jet engine components. Radomes and supporting structures for the Wedgetail program.

P-3, S-3, C-130	Lockheed Martin	U.S. Government	Reverse engineering and manufacturing aircraft parts.
Wind Tunnel Models	Various	U.S. Government	Manufacturing models to support research and development programs.
F-22 and F-35	Lockheed Martin	U.S. Government	Machining metal, ceramic, and composite inserts.
X-45	Boeing	U.S. Government	Fabrication and assembly of exhaust components.

Aircraft Integration:
Maritime Patrol Aircraft (MPA)	Customs and Border Protection (CBP)	CBP	Multi-mission aircraft for counter drug detection and monitoring missions.
Multi-role Enforcement Aircraft (MEA)	U.S. Air Force	CBP	Multi-role enforcement aircraft for counter drug detection and monitoring missions.
Scathe View	U.S. Air Force	Reno Air National Guard	Pallet mounted intelligence, surveillance and reconnaissance system.

Space Systems:
Space Stages:
STAR TM Motors and Stages	Boeing, NASA, Orbital Sciences, and Lockheed Martin	Commercial and government customers	Rocket motors and integrated stages in a range of sizes used as upper stages on a variety of spacecraft and launch vehicles.
Satellites:
Solar Arrays and Deployable Subsystems	Boeing, NASA, Orbital Sciences	Various	Puma Solar Arrays for GPS satellites, Ultraflex Solar Array for civil space programs, Advanced Deployable Solar Sail.
Military Spacecraft Structures	Various	Various	Proprietary program applications for satellite components and assemblies.
Precision Benches and Structures*	Various	Various	Antennas, optical and precision stable structures including instrument benches and telescope structures such as the James Webb Space Telescope.
Bus Structure	Boeing, Lockheed Martin, Orbital Sciences	Various	Assemblies for A2100 and 702 Buses, Star2 Bus Structure, various structures with thermal control.

Space Launch Vehicle Structures:
Delta II, III and IV	Boeing	Government and commercial customers	Large vehicle structures including interstages, nose cones, aeroskirts/heat shields, payload fairings, and payload adapters.
Atlas V	Lockheed Martin	Government and commercial customers	Large vehicle structures including interstages and heat shield.
Arrow II	Boeing	Allied nation	Composite rocket motor cases and nozzle components.
Other Space Launch Structures	Various	Various	Includes composite interstages, payload adapters, and payload fairings for Pegasus® and other customers.

Pressure Vessels:
Military, Civil, and Commercial Satellites	Lockheed Martin, Boeing, S/S Loral, OSC, NASA, MELCO	Various	Liquid propulsion propellant tanks with diaphragms, propellant management devices (PMD) and pressurization tanks.
Launch vehicles	Lockheed Martin, Boeing, NASA, AVIO	Various	Liquid propulsion propellant tanks, pressurization tanks, and integrated tank and structures.

Technical Services:
DTRA RHM	Defense Threat Reduction Agency (DTRA)	DTRA	Technical support of the DTRA Radiation Hardened Microelectronics (RHM) program.

Weapons Systems.

Missile Systems.  ATK has combined its missile system engineering capabilities with its strengths in propulsion, warheads, and high volume manufacturing in the pursuit of missile systems opportunities. Key programs include:

•                  AGM-88E Advanced Anti-Radiation Guided Missile (AARGM).  AARGM is an innovative weapon system upgrade to the current generation AGM-88 High Speed Anti-radiation Missile (HARM). AARGM employs a multi-sensor guidance system capable of engaging enemy air defenses even after shut down of radar emissions. AARGM’s design incorporates state-of-the-art passive and active radar systems that are integrated in a distributed architecture to provide enhanced performance and modular growth to meet evolving threat capabilities. ATK is in the System Development and Demonstration (SDD) phase and anticipates transitioning to low rate production by 2008.

•                  High Speed Anti-Radiation Missile Demonstration (HSAD).  ATK is under contract to provide the forebody (seeker, payload, and transition section) for the Office of Naval Research’s demonstration program known as HSAD. This program is intended to develop and demonstrate a next-generation anti-radiation weapon that will fly twice the range of the current HARM at two to three times the average velocity. Ultimately, this weapon will provide the U.S. Navy the capability to prosecute enemy air defenses, command and control systems, and other time-critical targets from a safe, stand-off distance and will be deployable from all planned U.S. Navy tactical aircraft including the F/A-18C/D/E/F, the EA-6B and follow-on airplane, the JSF, and the Unmanned Combat Air Vehicle (UCAV).

Precision Munitions.  ATK is applying its capabilities in system engineering, Guidance, Navigation and Control (GNC), airframes, propulsion, warheads, sensor and seeker technology, and gun hardened electronics to the development of the next generation of precision munitions. Current key development contracts include:

•                Precision Guided Mortar Munition (PGMM).  ATK is under contract to develop and begin low-rate production for a precision-guided 120mm mortar for the U.S. Army. This smart mortar round flies ballistically to a laser-designated target, maneuvers in flight, and delivers its warhead for maximum effectiveness while minimizing collateral damage.

•                Extended Range Munition (ERM) / Ballistic Trajectory Extended Range Munition (BTERM II).  ATK is leading an industry team developing a ballistic trajectory, Global Positioning System (GPS)-guided solution to U.S. Navy and U.S. Marine requirements for affordable, long-range, precise artillery. ATK’s BTERM II differs from other approaches in its simplicity and relatively low cost, as well as its application to various gun types and calibers. Its application to the existing Navy inventory of 5”/54-caliber guns enables rapid introduction throughout the fleet, providing the Navy a break-through improvement in fire support capability.

•                Mid Range Munition (MRM).  ATK is developing an extended range kinetic energy tank round for use by the U.S. Army’s Future Combat System (FCS). This smart tank round incorporates a multi-mode seeker (MilliMeter Wave (MMW) and Semi-Active Laser (SAL)) and advanced rocket motor to locate and destroy intended targets at beyond-line-of-sight ranges.

•                Advanced Gun System Long Range Land Attack Projectile (AGS LRLAP).  ATK is supporting Lockheed Martin with development and transition to production of the round’s aft assembly that includes airframe, tail fin assembly, and rocket motor for this 155mm extended range guided projectile for the Advanced Gun System under development for DDG-1000.

Tank Ammunition.  ATK produces and develops a family of tactical and training tank rounds that is used by the Abrams tanks of the U.S. Army, Army Reserve, National Guard, U.S. Marines, and U.S. allies. Such rounds include the M830A1 multi-purpose round, the M829A3 kinetic energy round, and the M831A1 and M865 training rounds. ATK is the only producer of the M830A1 and M829A3 rounds. ATK is one of two suppliers to the U.S. Government for the M831A1 and M865 training rounds. ATK is currently under contract to the U.S. Army for initial production of the Multi-Purpose Anti-Tank (MPAT) training round, designated the XM1002, and is completing development of the XM1040 105mm Canister Anti-Personnel Round for the Stryker Brigade vehicles.

Barrier Systems.  ATK develops and produces advanced barrier systems. ATK has international contracts and opportunities in Vehicle-launched Scatterable Anti-tank munition systems (VLSAS) in this area. ATK also has contracts to develop the Anti-Personnel Land Mine Alternative program, or Spider, which is designed to be an integrated barrier system having operator command and control capabilities as an alternative to current potentially indiscriminate land mines and mine fields. This system is designed to provide an increased measure of operational effectiveness and minimize risks to friendly troops and civilians. ATK has also developed Matrix, a derivative of Spider and is under contract for rapid deployment of this technology to the field.

Soldier Weapon Systems.  The XM25 is a 25mm weapon system that fires a high-explosive air-bursting munition with a smart fuze providing increased firepower. The XM25 uses a full function fire control system including day optics, laser range finder, and thermal sights. ATK is responsible for development and systems integration of the XM25 weapon system.

Tactical Rocket Motors and Warheads.  ATK designs, develops, and supplies solid propulsion systems and advanced warheads for tactical weapons used by the U.S. Army, U.S. Navy, and U.S. Air Force. These include air-to-air missiles, air-to-ground missiles, ground-to-ground missiles, and ground-to-air missiles.

•                Air-to-Air.  ATK is the sole producer of air-to-air missile propulsion for the U.S. DoD. The AIM-120 Advanced Medium-Range Air-to-Air Missile (AMRAAM) is beginning Lot 17 of 24 planned production lots. In addition, rocket motors for the AIM-9X and AIM-9M Sidewinder and the AIM-7 Sparrow air intercept missiles are being produced. Technology development programs include next generation propulsion systems for AMRAAM and AIM-9X.

•                Air-to-Ground.  Major production programs include the AGM-114 Hellfire II/Longbow and Brimstone rocket motors and warheads, all of which are anti-armor missiles fired from rotary wing and fixed wing aircraft. The Sensor Fuzed Weapon is used to neutralize land combat vehicles, defeating multiple targets from a single munitions dispenser. The AGM-65 Maverick is a general purpose air-to-ground missile. A technology development program is the Controllable Thrust for Common Missile, an advanced anti-armor missile.

•                Ground-to-Ground.  ATK has been the U.S. Army’s primary supplier of launch and flight motors for the TOW-2 (a tube launched, optically tracked, wire guided anti-tank missile) since the program’s inception in 1981. ATK produces the propulsion for the Line-of-Sight Anti-Tank (LOSAT) missile, a high-speed kinetic energy missile used to defeat advanced armor systems. ATK is developing propulsion systems for the Predator, an integral launch and flight propulsion system for a shoulder launched anti-tank missile; Mongoose, a tractor motor for deploying a mine detonation net for advancement of combat vehicles on the battlefield; and Compact Kinetic Energy Missile (CKEM), a kinetic energy missile that will defeat advanced armor systems.

•                Surface-to-Air.  Major production programs include the Evolved Sea Sparrow Missile (ESSM), a longer range version of the Sea Sparrow propulsion system; the RIM-7 Sparrow, the current medium range ship defense missile; and the rocket motor case for the MK112 RAM propulsion system, a short range ship defense missile.

Fuzes and Proximity Sensors.  ATK designs, develops, and supplies fuzes and proximity sensors for tactical weapons used by the U.S. Army, Navy, Air Force, and allied nations. These include gun hardened and air armament fuzes.

•                Gun Hardened Fuzes.  ATK’s sole source fuze production programs include the safe and arming subsystem for the M734A1 fuze for mortar rounds. The safe and arming subsystem ensures that a round is armed and ready to fire only after it has met specific safety events during launch. ATK is also developing the U.S. Army’s Electronic Time Fuze for Mortars (ETFM). ATK is also under a multi-year contract to produce the M782 Artillery Multi-Option Fuze for Artillery (MOFA). It is inductively set to detonate by target proximity, time, delay after impact, or upon impact, and is operable with all existing and developmental 105mm and 155mm artillery systems.

•                Air Armament Fuzes.  ATK is under contract to produce the DSU-33C/B proximity sensor for air-delivered bombs. This sensor allows a bomb to be detonated as it approaches the ground, thereby increasing the bomb’s overall effectiveness. ATK has received direct production contracts from several nations allied with the United States. The FMU-139 fuze is compatible with MK80 series weapons and variants used by Air Force and Navy aircraft.

Missile Defense.  ATK is supplying new propulsion elements for Raytheon’s STANDARD Missile-3 (SM-3). SM-3 is a component of the U.S. Navy Aegis Ballistic Missile Defense System, which was initially deployed in 2004. ATK contributions include the Mk136 ASAS™-derived Third Stage Rocket Motor (TSRM) and the solid divert and attitude control system (SDACS) for the missile’s Mk142 Kinetic Warhead (KW). The Mk136 TSRM is a dual-pulse rocket motor with integral thrust vector and attitude control systems. It provides the velocity required to track and engage the target. The SDACS provides the final lateral thrust to enable target intercepts.

Aerospace Systems.

Electronic Warfare Systems and Electronic Support Equipment.

•                AAR-47 Missile Warning System.  ATK produces the AAR-47 missile warning system, a passive electro-optic threat warning device used to protect low, slow-flying helicopters, and fixed-wing aircraft by detecting ground-to-air-missiles.

•                Mobile Ground-to-Air Radar Jamming System (MGARJS).  ATK produces the MGARJS, which provides electronic warfare field support capability to protect high-value targets and installations. The system provides air surveillance, acquisition, and analysis of airborne radar systems, directed electronic countermeasures to deny the effective use of those radar systems, and radar track integration with air defense networks.

Common Munitions BIT/Reprogramming Equipment (CMBRE).  ATK produces the CMBRE, which is a portable field tester/mission programmer with a common interface to support the growing U.S. inventory of smart weapons. Smart weapons provide mid-air guidance updates and can locate, track, and attack targets at extended range.

Composite Structures.  ATK is the sole source producer of composite Javelin Launch Tubes, composite sabots for the M829A3 Tactical Round, and composite Pivot Shafts and By-Pass Screens for the F-22 Aircraft. Other composite structure opportunities include structural components for missiles, military land vehicles, Navy ships, gun turrets, torpedo launch tubes, composite overwrapped pressure vessels for use on satellites, and various structures for liquid propulsion tanks.

ATK is outfitting the San Antonio class Landing Platform Dock (LPD) amphibious ships with radomes.  These radomes reduce the radar cross section of the ship resulting from masts on the ship.  The radomes enclose mast structure and search radar antennas without degrading their performance.

ATK is also designing, developing and manufacturing the first full-size engineering development model (EDM) radome for the low observable VSR radar for DDG-1000.  This is a state of the art design that handles high RF power and possesses anti-icing circuitry.  EDM fabrication and delivery is scheduled for calendar year 2006.

Hypersonic Vehicles.  ATK GASL supplies hypersonic propulsion, ground and flight testing, and aerospace prototyping. Currently ATK is the prime contractor for NASA’s X-43 series of hypersonic flight demonstrations. ATK is involved in advanced propulsion programs for the Defense Advanced Research Projects Agency (DARPA) including FASTT. These programs focus on either advanced very high speed weapons delivery or affordable responsive space access.

Aircraft Structures.  ATK is under contract to produce a counterbalance mechanism for the C-17 transport aircraft, composite door springs for Boeing’s 767 commercial aircraft and composite pivot shafts, stabilator skins and bypass screens for F-22 military aircraft. ATK produces radomes/supporting structures for the Wedgetail and Global Hawk programs. ATK has a contract to develop and produce fuselage skins for the Bell 609 commercial tilt-rotor aircraft and a development contract to design the fuselage structure for the Javelin aircraft.

Aircraft Integration.

•                Maritime Patrol Aircraft (MPA).  The Maritime Patrol Aircraft program is a fleet of Bombardier Dash 8 twin turboprop aircraft with multi-mission capability (surveillance, cargo, passenger).  The principal objectives of these missions are for counter-drug detection, monitoring of the transit zone, border security surveillance and enforcement operations.

•                Multi-role Enforcement Aircraft (MEA). The Multi-role Enforcement Aircraft program is a fleet of Pilatus PC-12 single engine turboprop aircraft with multi-role enforcement capability (surveillance, cargo, passenger).  The principal objectives of these missions are northern border patrol, counter-drug detection, monitoring of the transit zone, border security surveillance and enforcement operations.

•                Scathe View. The Scathe View is a pallet mounted Intelligence, Surveillance and Reconnaissance (ISR) system for roll-on/roll-off surveillance capability on Reno Air National Guard (ANG) C-130 aircraft.  The system provides Electro-Optical/Infra-Red (EO/IR) data for situation awareness review and exploitation.  Scathe View was utilized in the aftermath of Hurricane Katrina to provide damage assessment and assist in search and rescue operations.

Space Systems.

Space Stages.  The STARTM family of motors are used as the upper stages for a variety of launch vehicles, for final positioning of satellites, or to propel a spacecraft beyond earth’s orbit. These motors come in a wide variety of sizes (3 to 92 inch diameter) to meet a range of payload applications. STARTM motors have a 40-year history with more than 3600 successful tests and flights. Integrated STARTM stages combine proven STARTM motors with attachment structures and a common avionics module to provide advanced upper stages that are ELV and Shuttle compatible. Most notably, STARTM 48 motors serving as Delta II upper stages and STARTM 37FM motors used as spacecraft apogee kick motors (AKMs) have been used to deploy and maintain the USAF Global Positioning System (GPS).

Satellites.  ATK designs and fabricates composite structure components and assemblies for commercial, civil, and military satellites. Products include instrument benches and dimensionally stable assemblies, antennae and reflector assemblies, spacecraft bus structures, power systems components, and other component parts. Programs include numerous components for the A2100, GPS, 702 and Star 2 Buses as well as a number of components for proprietary customers.  ATK’s precision design, analysis, and fabrication technology is instrumental for the James Webb Space Telescope.

Space Launch Vehicle Structures.  ATK is under contract with Boeing to produce composite structures for its Delta II, III, and IV family of expendable launch vehicles. For the Delta IV, ATK makes the common booster core nose cones, interstages, composite payload fairing, payload adapters, and other large vehicle structures. ATK also produces large launch vehicle structure components for Lockheed Martin’s Atlas V family of expendable launch vehicles, including interstages and a heat shield. Other launch vehicle structures being produced include the payload fairing for Pegasus®, and a payload adapter structure for Ariane V. ATK also produces composite cases for several solid rocket motors. Current programs include GEM motor cases for Delta II, III, and IV; Ground-based Midcourse Defense; Trident II first and second stage; and cases for motors used in Minuteman, KEI, Orbus, Pegasus®, Taurus®, Athena, Minotaur, and Arrow II. ATK is developing low-cost, higher-performing launch structures technology under contract to the Air Force Research Laboratory.

Pressure Vessels.  ATK designs and fabricates titanium and titanium lined pressure vessels for commercial, civil, and military satellites and launch vehicles.  Products include liquid propulsion propellant tanks containing active elastomeric diaphragms or passive propellant management devices (PMDs), and monolithic or composite overwrapped pressurant tanks, motor cases, and marine products.

Technical Services.  The DTRA Radiation Hardened Microelectronics (RHM) program focuses on new technology characterization and mitigation techniques.  This program provides an alternative for radiation-hardened electronics. This program includes investigations into the effect of heavy ions on microcircuits and methods for reducing or eliminating these effects.

Ammunition Systems Group

The following table summarizes the principal programs in the Ammunition Systems Group, including identification of the customer and the ultimate end-user:

Principal Programs	Primary Customer	Ultimate End-User	Description

Small-Caliber Ammunition:
Small-Caliber Ammunition	U.S. Army and allied nations	U.S. Army, U.S. Navy, U.S. Air Force, U.S. Marines, and allied nations	Primary source to the U.S. Department of Defense for the following small-caliber ammunition: .22 Cal., .45 Cal., 5.56mm, 7.62mm, .30 Cal. and .50 Cal.

Medium-Caliber Chain Guns:
25mm M242 Bushmaster	U.S. Army, U.S. Navy, and allied nations	U.S. Army, U.S. Navy, and allied nations	Chain gun used on the U.S. Army’s Bradley Fighting Vehicle and the U.S. Marine’s Light Armored Vehicle (LAV).
30/40mm MK44	U.S. Marines, U.S. Navy, and allied nations	U.S. Marines, U.S. Navy, and allied nations	Chain gun used by the U.S. Marines for the Advanced Amphibious Assault Vehicle (AAAV) and the CV9030 fighting vehicle.
30mm M230	U.S. Army	U.S. Army and allied nations	Chain gun used on the U.S. Army’s AH-64 Apache and Apache Longbow helicopters.

Medium-Caliber Ammunition:
20mm Ammo	U.S. Air Force, U.S. Navy	U.S. Air Force, U.S. Navy, and allied nations	20mm ammunition for fixed-wing and rotary aircraft, Navy ship-mounted cannons, and Army counter rocket, artillery, and mortar systems.
25mm Ammo	U.S. Army	U.S. Army, U.S. Navy, U.S. Marines, and U.S. Air Force	Medium-caliber training and tactical ammunition for ground vehicle and aircraft mounted guns.
30mm Ammo	U.S. Air Force, U.S Army	U.S. Air Force, U.S. Army	LW30mm and 30mm training and tactical ammunition for ground vehicles and aircraft mounted guns.

Solid Extruded Propellants:
Mk-90	General Dynamics	U.S. Army, U.S. Air Force	Mk-90 propellant grains for the Hydra 70 and APKWS unguided and guided applications.
Large-Caliber Propellants	General Dynamics, U.S. Army, and U.S. Marines	U.S. Army and U.S. Marines	Single and triple base propellant for 155mm Modular Artillery Charge Systems (MACS). Single and double base propellant for 120mm tank training and tactical ammunition.
Medium-Caliber Propellants	U.S. Army	U.S. Army, U.S. Navy, U.S. Air Force, and U.S. Marines	Flake propellants for 25mm and 30mm training and tactical ammunition.
Commercial Powder	Original equipment manufacturers	Private citizen use	Gunpowder for original equipment manufacturers and reloaders.

Energetic Materials:
TNT	U.S. Army	U.S. Army, U.S. Air Force, U.S. Marines	TNT explosive fill for artillery rounds and general purpose bombs.
Nitrocellulose	U.S. Department of Defense	U.S. Army, U.S. Navy, U.S. Air Force, U.S. Marines, Commercial	Primary energetic material used in the manufacture of gun propellants, rocket motor grains, and combustible cases.

Small-Caliber Ammunition.  ATK manufactures and develops small-caliber ammunition for the U.S. military, U.S. allies, federal and local law enforcement agencies, and commercial markets. ATK produced approximately 1.3 billion rounds of ammunition in fiscal 2006 for the U.S. military and U.S. allies, consisting of .22 caliber, .45 caliber, 5.56mm, 7.62mm, .30 caliber, and .50 caliber cartridges. ATK also manufactures metal links for belting of all sizes of ammunition, ranging from 5.56mm rifle ammunition to 40mm grenades.

ATK’s small-caliber ammunition operations for the U.S. military and U.S. allies are conducted at the Lake City Army Ammunition Plant (Lake City) in Independence, Missouri. Lake City is the Army’s principal small-caliber ammunition production facility and is the primary supplier of the U.S. military’s small-caliber ammunition needs. ATK took over operation of this facility on April 1, 2000 and is responsible for managing it, including leasing excess space to third parties in the private sector. ATK has a 10-year production contract to supply the Army’s small-caliber ammunition needs that expires April 1, 2010. ATK also has a facilities-use contract for the plant that expires in April 2025. Although the facilities-use contract expires 15 years after the plant production contract, if the plant production contract is not renewed, ATK believes the U.S. Army would relieve ATK of all of its obligations under the facilities-use contract.

In addition to production, ATK performs research and development for military ammunition and ammunition manufacturing and supports the Armament Research, Development and Engineering Center (ARDEC) at Picatinny Arsenal, New Jersey for U.S. Department of Defense (DoD) sponsored product design, development, and testing. ATK is working on several technologies to reduce the weight of small-caliber ammunition and its associated packaging.  ATK is also working with ARDEC on replacement of the lead contained in most rounds, driving towards an environmentally clean round, referred to as “green” ammunition, for training use on ranges where lead contamination has been identified as an issue.

ATK also manufactures small-caliber ammunition for federal and local law enforcement agencies and commercial markets. Principal products in the civil ammunition business include ammunition for shotguns, pistols, and rifles, and industrial power loads for the construction industry. These ammunition products are marketed under a number of well-known brand names including Federal (Premium, Gold Medal, and American Eagle), CCI, Speer (Gold Dot and Blazer), and Estate Cartridge. These products are well known in their respective markets and are recognized for their quality by law enforcement officials and shooting sports enthusiasts. These products are distributed via mass merchants, specialty sporting equipment stores, specialty sporting equipment distributors, law enforcement agencies, and government agencies.

Medium-Caliber Chain Guns.  ATK supplies medium-caliber gun systems to the U.S. military and allied nations. The ATK “chain gun” family of products provides greater operational safety, accuracy, and reliability than gas-powered guns. Their lighter weight and lower recoil make them desirable for rotary aircraft, light vehicle, and shipboard deck mount applications. ATK produces the 25mm M242 Bushmaster used by the U.S. Army for the Bradley Fighting Vehicle and by the U.S. Marines for the Light Armored Vehicle (LAV). The M242 has been integrated into many international vehicles for U.S. allies. Additionally, the 30/40mm Mk44 is used by the U.S. Marines for the Advanced Amphibious Assault Vehicle (AAAV) and is also in international production for U.S. allies. ATK has also developed the next generation Bushmaster chain gun, the 35mm Bushmaster III, and is currently under contract to supply production quantities to allied nations.  The 30mm M230 Chain Gun for the U.S. Army’s AH-64 Apache and AH-64D Apache Longbow is also entering international production for naval patrol applications. ATK also performs maintenance, refurbishment, and logistic support services for its chain guns in support of the U.S. military and its allies.

Medium-Caliber Ammunition.  ATK is a leading supplier of medium-caliber ammunition and fuzes and produces, designs, and develops medium-caliber ammunition for the U.S. military and U.S. allies. Production programs include:

•                The 20mm family of ammunition for U.S. Air Force, U.S. Navy, and allied fighter aircraft and attack helicopters, and Navy ship-mounted cannons;

•                The 25mm family of Bushmaster rounds used for the main armaments of the U.S. Army’s Bradley Fighting Vehicle and the Light Armored Vehicle (LAV), as well as by some of the U.S. Navy’s shipboard defense systems and by other fighting platforms of U.S. allies;

•                The Lightweight 30mm family of ammunition for the U.S. Army’s Apache attack and Blackhawk helicopters; and

•                The GAU-8/A 30mm family of armor-piercing, high-explosive incendiary and target practice rounds currently used by the U.S. Air Force’s A-10 close combat support aircraft, the CV9030 infantry fighting vehicle, and planned for use on the U.S. Marine Corps Expeditionary Fighting Vehicle (EFV) and the U.S. Air Force AC-130 gunship.

ATK is also the only producer of the M758, M759, and FMU-151 family of mechanical fuzes for the high-explosive medium-caliber ammunition used on the Bradley Fighting Vehicle, the Apache helicopter, and the AC-130 gun ship.

Medium caliber development programs are focused on the improvement in reliability and performance of the ammunition. Programs include a new 20mm Penetrator with Enhanced Lateral Effect (PELE ®) fragmenting ammunition, a 25mm multi-purpose ammunition for urban target sets, and a new electromechanically fuzed family of ammunition for air burst applications.

Solid Extruded Propellants.  ATK manufactures, designs, and develops solid extruded propellants for use in over 25 types of ammunition and rockets used by the U.S. military services.

Primary production programs include propellants for multiple training and war reserve 120mm tank rounds, the modular artillery charge system, and 25mm and 30mm ammunition. ATK is also the only supplier to the U.S. Government of Mk-90 propellant grains for use in the Hydra 70 and Advanced Precision Kill Weapon System (APKWS) rocket applications and launch motors for the Tube-launched, Optically-tracked, Wire-guided (TOW-2) missile. ATK is a major producer of several types of smokeless nitrocellulose, which is a primary ingredient in the manufacturing of ammunition propellants and powders. In addition to the military programs, ATK produces a wide range of commercial gun powders for manufacturers of sporting ammunition and reloaders, who make their own ammunition by refilling previously-fired cartridge casings.

Energetic Materials.  In fiscal 2004, ATK received a contract to produce ordnance energetic material (TNT) for the DoD. Work under the contract is being performed at the Radford Army Ammunition Plant (Radford) in Radford, Virginia. This contract makes ATK the sole supplier of TNT to the DoD. The contract is a 5-year Indefinite Delivery/Indefinite Quantity procurement for TNT that includes the construction of a National Industrial Technology Base facility capable of producing 15 million pounds of ordnance energetics per year. The TNT being produced is primarily for general purpose bombs and 155mm artillery.

ATK is the only North American supplier of military-specification nitrocellulose, which is the primary energetic material for many gun propellants, rocket motor grains, and combustible cases. ATK nitrocellulose is used in all tank and artillery ammunition, APKWS rocket motors, and combustible cases for 120mm tank rounds as well as the 155mm MACS for the Paladin Self Propelled Howitzer. The nitrocellulose produced by ATK at Radford is also used in both the combustible case and propellants for most mortar systems used by the U.S. Army. In addition to these larger caliber applications, ATK’s nitrocellulose is used to manufacture the propellants used in production of small- and medium-caliber ammunition and commercial propellants.

Commercial Accessories.  ATK manufactures reloading equipment, gun care products, and other accessories. Principal products in the accessories operations include reloading equipment for use by hunters and sportsmen who prefer to reload their own ammunition, gun care products and accessories, and trap-shooting products. ATK sells these products under well-known brand names, including RCBS, Outers, Champion Traps & Targets, Shooter’s Ridge, Weaver, Redfield, and Simmons. ATK distributes these products via mass merchants, specialty sporting equipment stores, and specialty sporting equipment distributors. These products have leading market shares in their respective product categories.

Launch Systems Group

The following table summarizes the principal programs in the Launch Systems Group, including identification of the customer and the ultimate end-user:

Principal Programs	Primary Customer	Ultimate End-User	Description

Civil Manned Space Launch Vehicles:
Reusable Solid Rocket Motors (RSRM) and Booster Separation Motors for the Space Shuttle	NASA	NASA	Reusable solid rocket motors for NASA’s Space Shuttle. Motor cases are recovered, refurbished, and recast.

Unmanned Space Launch Vehicles:
Graphite Epoxy Motor (GEM) 40, 46 and 60 for Delta II, III, and IV	Boeing	Commercial and government customers	Solid rocket boosters used for additional thrust on Boeing’s Delta family of launch vehicles.

Orion Motors	Orbital Sciences	Commercial and government customers	Family of three rocket motors plus derivatives used for the Pegasus®, Taurus®, and Minotaur launch vehicles.
CASTOR 120® and CASTOR® IV series	Orbital Sciences, Lockheed Martin, Mitsubishi Heavy Industries, Astrium	Commercial and government customers

First and second stage propulsion for a number of small payload expendable launch vehicles and as strap-on boosters for medium payload vehicles. Used on the Taurus®, Atlas IIAS, Athena, Maxus, and H-IIA launch vehicles.

Solid Rocket Motor Upgrade for Titan IVB	Lockheed Martin	U.S. Air Force	Solid rocket motor upgrade boosters for heavy-lift launch vehicles.

Strategic:
Minuteman III	Northrop Grumman	U.S. Air Force	Propulsion replacement solid rocket motors for all three stages of silo-launched intercontinental ballistic missiles. Includes motor washout, reclaiming/refurbishing hardware, and reloading motors.
Trident II	Lockheed Martin	U.S. Navy	Solid rocket motors for first, second, and third stage of submarine-launched intercontinental ballistic missiles.
Ground-based Midcourse Defense, Ground-based Interceptor	Boeing, Orbital Sciences, Lockheed Martin	Missile Defense Agency	Solid propulsion systems for missiles to intercept incoming ballistic missiles. Derivatives of GEM and Orion motors are being used in multiple boost vehicle configurations.
Advanced Solid Axial Stage (ASAS™) Boosters	Raytheon, Lockheed Martin, NASA	Missile Defense Agency and NASA

ASAS™ boosters are the leading candidates for emerging Missile Defense Agency boost phase intercept requirements. ASAS™ boosters are also being considered for the next generation of NASA sounding rockets.

Kinetic Energy Interceptor (KEI)	Raytheon and Northrop Grumman	Missile Defense Agency	ATK has been selected to supply first, second, and third stage propulsion for KEI booster.

Civil Manned Space Launch Vehicles.  ATK is the sole manufacturer of the Space Shuttle Reusable Solid Rocket Motors (RSRM), which provide 80% of the initial thrust necessary for the National Aeronautics and Space Administration (NASA)’s Space Shuttle orbiters to reach orbit. A set of two RSRMs provides propulsion, in tandem with a liquid propulsion system, for the Space Shuttle. The RSRM uses a metal case and nozzle components that are recovered from the ocean after each flight. The metal cases and nozzle components are then cleaned, refurbished, and manufactured for reuse. ATK is currently under contract with NASA to provide RSRMs and other related services through May 2007. ATK recognizes sales on the RSRM contract as costs are incurred. The RSRM program represented 13% of ATK’s total fiscal 2006 sales.

As a result of the investigation of the February 1, 2003 Columbia failure and temporary suspension of Space Shuttle flights, NASA directed ATK on June 3, 2003 to slow down the production rate of RSRM motor segments, but to maintain necessary and critical staffing skills. The Space Shuttle returned to flight July 26, 2005, and the next launch is scheduled to occur in July 2006 or later.  The continued production slowdown has not and is not expected to significantly impact RSRM staffing. Metal case and nozzle hardware for the program have been purchased under prior contracts and are reused after each Space Shuttle flight. Expendable raw materials used in propellant manufacturing are the items being most affected by the slowdown, but the reduction to raw materials purchase quantities has been and is expected to continue to be partially offset by materials pricing increases due to the lower quantities being purchased and increases in program safety and supplier viability initiatives. In addition to ATK’s future role in the Crew Launch Vehicle (CLV) and Heavy Lift Launch Vehicle (HLLV) discussed below, ATK has also been selected to provide Space Shuttle Booster Separation Motors, which likely will be used for the HLLV, and has developed and provided a repair system for the Orbiter Wing Leading Edge.

In January 2004, President Bush announced a new vision for space exploration, which commits the United States to a long-term human and robotic program to explore the solar system, starting with a return to the Moon. The new program anticipates that the Space Shuttle will be retired from service as early as 2010; to be replaced by new spacecraft and supporting exploration launch systems. On September 19, 2005, NASA announced the results of its architecture study from which NASA chose the shuttle-derived option for its new launch system due to its superior safety, cost and its availability. This option includes the current four-segment, or an upgraded five-segment, Shuttle Solid Rocket Booster as the first stage for its new Apollo-style CLV and two five-segment Shuttle Solid Rocket Boosters as the initial thrust for its HLLV for the future NASA launch systems. A technical directive under ATK’s current RSRM contract has been received from NASA for ATK to begin studying and planning for the use of the ATK RSRM in these two new systems.

Unmanned Space Launch Vehicles.  ATK produces propulsion systems for some of the most significant space launch vehicle programs in the United States, including the Titan, Delta, and Atlas programs.

•                  Graphite Epoxy Motors, or GEM.  The GEM series of propulsion systems is used as solid strap-on boosters for Boeing’s Delta launch vehicle family, which consists of the Delta II, Delta III, and Delta IV vehicles. The Delta II is a medium-lift expendable launch vehicle developed for both government and commercial applications. The Delta II employs the GEM-40, a graphite epoxy motor measuring 40 inches in diameter. ATK is completing production on a contract with Boeing for a larger strap-on GEM-46 booster for the enhanced medium-lift Delta III expendable launch vehicle. ATK also has a contract to produce a new, even larger GEM-60 booster to be used with versions of the new Delta IV expendable launch vehicle. Delta II uses either three, four, or nine motors per launch; Delta III uses nine motors per launch; and the Delta IV Medium Plus vehicle uses either two or four motors per launch.

With a 40-year history, the Delta family of expendable launch vehicles has what is perhaps the most successful flight record of any rocket currently in service. The Delta family has also launched into orbit the first passive communications satellite, ECHO; the first European satellite, Ariel 1; the first communications satellite to reach geosynchronous orbit, Syncom 2; and two Mars Rover missions.

•                  Orion Motors.  Orion motors are used on the Pegasus®, Taurus®, and Minotaur launch vehicles. Pegasus® is a small-lift air-launched vehicle initially lifted by a conventional aircraft. Minotaur is a ground-launched vehicle for small payloads. Taurus® is a ground-launched vehicle for payloads larger than those that can be carried by Pegasus® and Minotaur. Pegasus® and Taurus® carry U.S. Government, foreign government, and commercial payloads. Minotaur carries only U.S. Government payloads. Each Pegasus® vehicle contains three solid propulsion stages, all produced by ATK. The three Orion motors are also used in upper stages on Taurus® and two of the motors are used in upper stages on Minotaur. Minotaur also uses two refurbished motors from excess Minuteman strategic missiles.

•                  CASTOR® Motors.  The CASTOR® family of solid rocket motors is used in the first and second stages of a number of small payload expendable launch vehicles and as strap-on boosters. CASTOR 120® is used as the first stage on the Taurus® launch vehicle, the first stage on Athena I, and the first and second stage on Athena II launch vehicles. CASTOR® IV is used as strap-on thrust augmentation on the Atlas IIAS, with four motors used per launch. CASTOR IVA-XL motors are used as strap-on boosters on the Japanese H-IIA launch vehicles, with two or four motors used per launch. Taurus and Athena I and II are small payload launch vehicles, and Atlas IIAS and Japanese H-IIA are medium-lift vehicles. CASTOR® IVB is also used on the Maxus sounding rocket.

•                  Titan Solid Rocket Motor Upgrades.  The solid rocket motor upgrade that provides the initial stage propulsion for Lockheed Martin’s Titan IV B HLLV is used by the U.S. Air Force. Two motors are used per launch and each motor has three composite case segments.  ATK completed production on this program in early calendar year 2002 and completed launch support in November 2005. ATK is in the process of closing out its contract for Titan launch operations support for inspection and oversight of solid rocket motor processing operations at the launch sites.

Strategic.  ATK provides propulsion systems for strategic missiles such as the Trident II and Minuteman, as well as those being proposed for Ground-based Midcourse Defense.

•                  Intercontinental Ballistic Missiles.  ATK produces replacement solid rocket motors for all three stages of Minuteman III, which is a silo-launched intercontinental ballistic missile.  ATK has responsibility to perform all manufacturing on the Minuteman III Program, but maintains a contract sharing agreement with United Technologies Corporation’s Pratt and Whitney that previously manufactured certain elements of the Minuteman III stages. ATK developed and produced all first stage motors for the Peacekeeper and Minuteman I, II, and III missiles, and third stages for both the Peacekeeper and Minuteman II missiles for the U.S. Air Force and provides continuing aging studies and some operational support services for these missile systems.

Trident II is a submarine-launched intercontinental ballistic missile composed of three solid propulsion stages. ATK produces each of the three solid propulsion stages of this missile under a contract with Lockheed Martin. In addition to the Trident II production contract, ATK has contracts with Lockheed Martin to provide operational support services for the U.S. Navy’s existing fleet of both Trident I and Trident II missiles.

•                  Ground-based Midcourse Defense.  ATK is currently working as a motor supplier and subcontractor for the development and testing phase for multiple boost vehicle configurations of the U.S. Government’s Ground-based Midcourse Defense ground-based interceptor for incoming ballistic missiles. ATK recently completed a contract for a vectorable nozzle version of the Delta II GEM-40 booster for Lockheed Martin to be used as the first stage in one vehicle configuration.  ATK is also under contract to Orbital Sciences for derivatives of three Orion motors in a second boost vehicle configuration. ATK is well positioned to participate in all evolving configurations while spiral development and future deployment options are exercised over the next few years.

•                  Advanced Solid Axial Stage Boosters and Kinetic Energy Interceptor.  ATK used its Advanced Solid Axial Stage (ASAS™) booster technology to meet Missile Defense Agency boost phase intercept requirements through the Kinetic Energy Interceptor program. The ASAS™ booster family represents the result of significant government investment in advanced component technologies and manufacturing processes, along with ATK investment in motor demonstration tests. These investments have allowed ATK to provide all three axial propulsion stages for the KEI vehicle.

Other Products.  ATK also manufactures visible and infrared illuminating devices and laser initiation devices. ATK also provides solid rocket motor propellant reclamation services. ATK is a leader in propulsion technology and development and has multiple contracts with U.S. Government laboratories including the Air Force Research Laboratory.

Major Customers

ATK’s sales are predominantly derived from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. The various U.S. Government customers including the U.S. Army, the U.S. Air Force, the National Aeronautics and Space Administration (NASA), and the U.S. Navy, exercise independent purchasing power. As a result, sales to the U.S. Government generally are not regarded as constituting sales to one customer; instead, each contracting customer entity is considered a separate customer.

The approximate percentage breakdown of all fiscal 2006 sales to various categories of customers was as follows:

Sales to:
U.S. Army	29%
U.S. Air Force	16%
NASA	14%
U.S. Navy	12%
Other U.S. Government customers	8%
Total U.S. Government customers	79%
Commercial and foreign customers	21%
Total	100%

ATK’s U.S. Government sales, including sales to U.S. Government prime contractors, during the last three fiscal years were as follows:

Fiscal	U.S. Government sales	Percent of sales

2006	$2,549 million	79%
2005	2,186 million	78%
2004	1,810 million	77%

This significant reliance upon contracts related to U.S. Government programs entails inherent benefits and risks, including those particular to the defense and aerospace industry. ATK derived approximately 14% of its total sales from the military small-caliber ammunition contract at Lake City and approximately 13% from the Reusable Solid Rocket Motor contract with NASA. No other single contract contributed more than 10% of ATK’s sales in fiscal 2006. ATK’s top five contracts accounted for approximately 39% of fiscal 2006 net sales.

The approximate percentage breakdown of fiscal 2006 sales to the U.S. Government as a prime contractor and a subcontractor was as follows:

Sales as a prime contractor	63%
Sales as a subcontractor	37%
Total	100%

No single customer, other than the U.S. Government customers listed above, accounted for more than 10% of ATK’s fiscal 2006 sales.

Foreign sales for each of the last three fiscal years are summarized below:

Fiscal	Foreign sales	Percent of sales

2006	$227 million	7.1%
2005	195 million	7.0%
2004	156 million	6.6%

Sales to foreign governments must be approved by the Department of Defense and the State Department. Approximately 56% of these sales were in the Mission Systems Group, 42% of these sales were in the Ammunition Systems Group, and 2% were in the Launch Systems Group. These products are sold both directly and through the U.S. Government to U.S. allies.

Major law enforcement customers include major metropolitan police departments, the Department of Homeland Security, the Federal Bureau of Investigation, and the U.S. Secret Service. Major customers of the civil ammunition business include retailers such as Wal-Mart, Cabela’s, and Gander Mountain, as well as major wholesale distributors.

Backlog

The total amount of Contracted Backlog was approximately $3.7 billion as of March 31, 2006 and 2005. Contracted Backlog is the estimated value of contracts for which ATK is authorized to incur costs and for which orders have been recorded, but for which revenue has not yet been recognized. Included in Contracted Backlog as of March 31, 2006 was $0.7 billion of contracts that were not yet funded. Approximately 42% of Contracted Backlog as of March 31, 2006 is not expected to be filled within fiscal 2007. Total Backlog, which includes Contracted Backlog plus the value of unexercised options, was approximately $4.8 billion as of March 31, 2006 and $5.0 billion as of March 31, 2005.

Research and Development

ATK conducts a significant amount of research and development (R&D). Company-funded R&D is primarily for the development of next-generation technology. Customer-funded R&D primarily represents R&D efforts that ATK undertakes under contracts with the U.S. Government and its prime contractors. R&D expenditures in each of the last three fiscal years were as follows:

Fiscal	Company-funded Research and Development	Customer-funded Research and Development

2006	$51.5 million	$594.9 million
2005	39.1 million	478.1 million
2004	28.9 million	250.0 million

Seasonality

Sales of sporting ammunition are generally lower in ATK’s first fiscal quarter. ATK’s other business is generally not seasonal in nature.

Employees

As of March 31, 2006, ATK had approximately 15,200 employees. Approximately 12% of these employees were covered by collective bargaining agreements. The following table summarizes the number of these agreements, the expiration dates of the agreements, and the approximate number of employees represented.

Location	Number of Contracts	Expiration Date	Approximate Number of Employees Represented

Rocket Center, WV	2	November 14, 2010 August 14, 2010	15 545
Magna, UT	1	February 15, 2007	230
Minneapolis, MN area	1	September 30, 2008	10
Radford, VA	2	October 6, 2007 October 6, 2008	890 145

Relations between ATK and unionized and non-unionized employees and their various representatives are generally considered satisfactory. However, ATK cannot ensure that new labor contracts can be agreed to without work stoppages and related adverse financial impacts.

Patents

As of March 31, 2006, ATK owned approximately 430 U.S. patents and 370 foreign patents and had approximately 150 U.S. patent applications and 200 foreign patent applications pending. Although the conduct of ATK’s business involves the manufacture of various products that are covered by patents, ATK does not believe that any one single existing patent or license or group of patents is material to the success of the business as a whole. ATK believes that unpatented research, development, and engineering skills also make an important contribution to its business. The U.S. Government typically receives royalty-free licenses to inventions made under U.S. Government contracts. In addition, ATK’s policy is to protect proprietary information from unauthorized disclosure, consistent with which, ATK ordinarily requires employees to sign confidentiality agreements as a condition of employment.

As many of ATK’s products and solutions include complex technology involving patented and other proprietary technologies, ATK faces a risk of claims that it has infringed third parties’ intellectual property rights. Any such claims could result in costly and time-consuming litigation, the invalidation of intellectual property rights, or increased licensing costs.

Captive Insurance Subsidiary

During fiscal 2004, ATK dissolved its wholly-owned captive insurance subsidiary, Alliant Assurance Ltd. (Assurance). The environmental remediation and postretirement medical and life insurance benefits liabilities that Assurance had assumed were transferred back to the parent company. ATK then established a new captive insurance subsidiary, ATK Insurance Company, a wholly-owned subsidiary of ATK. ATK Insurance Company provides insurance and reinsurance for certain property and liability risks of ATK. The various types of insurance coverage provided include property damage and business interruption risks, excess liability, workers’ compensation, automobile, and general liability risks.  The insurance subsidiary insures directly and reinsures an admitted carrier.

Executive Officers

The following table sets forth certain information with respect to ATK’s executive officers as of May 2, 2006:

Name	Age	Title

Daniel J. Murphy	57	Chairman of the Board, President, and Chief Executive Officer
Dianne Deering Anton	49	Vice President, Contracts and Supply Chain Management
John J. Cronin	49	Senior Vice President and President, Mission Systems Group
Mark W. DeYoung	47	Senior Vice President and President, Ammunition Systems Group
Ronald D. Dittemore	54	Senior Vice President and President, Launch Systems Group
Michael B. Dolby	47	Vice President, Corporate Development
John E. Gordon	65	Senior Vice President, Washington Operations
Blake E. Larson	46	Executive Vice President, Mission Systems Group
Robert J. McReavy	47	Vice President and Treasurer
Mark L. Mele	49	Senior Vice President, Corporate Strategy
Paula J. Patineau	52	Senior Vice President, Human Resources and Administrative Services
John S. Picek	51	Vice President and Controller
Keith D. Ross	49	Senior Vice President, General Counsel, and Secretary
Brian V. See	48	Vice President, Mission Assurance
John L. Shroyer	42	Senior Vice President and Chief Financial Officer
Thomas R. Wilson	60	Senior Vice President, Tidewater Operations

Each of the above individuals serves at the pleasure of the Board of Directors and is subject to reelection annually on the date of the Annual Meeting of Stockholders. No family relationship exists among any of the executive officers or among any of them and any director of ATK. There are no outstanding loans from ATK to any of these individuals. Information regarding the employment history (in each case with ATK unless otherwise indicated) of each of the executive officers is set forth below.

Daniel J. Murphy has served as CEO since October 2003, and as Chairman of the Board since April 2005.  From 2002 to 2003, he was

Group Vice President, Precision Systems.  From 2001 to 2002, he served as President of ATK Tactical Systems Company.  Prior to joining ATK in 2000, he served for 30 years in the U.S. Navy, attaining the rank of Vice Admiral.

Dianne Deering Anton has held her present position since 2003, holding the title of Vice President, Contracts and Supply Chain Management since May 2006 and Vice President, Contracts and Strategic Agreements from 2003 to 2006.  From 2002 to 2003, she was Vice President, Contracts and Strategic Agreements, for the Precision Systems Group.  From 1999 to 2002, she was Executive Vice President, Operations, and Vice President, Finance, and Controller for ATK Ordnance Systems.

John J. Cronin has held his present position since April 2006.  He joined ATK following a 20-year career with Raytheon Company where he served as President of Raytheon Systems Ltd., United Kingdom, from 2003 to 2006. Prior to that he served as Director of Advanced Systems and Vice President for Future Surface Combatants and Deputy General Manager for Naval and Maritime Integrated Systems at Raytheon Company.

Mark W. DeYoung has served in his present position since 2002, holding the title of Senior Vice President and President, Ammunition Systems Group since April 2006, Senior Vice President, Ammunition, from 2004 to 2006, and Group Vice President, Ammunition, from 2002 to 2004.  He was President, ATK Ammunition and Related Products, from 2001 to 2002.  Before that, he was President, ATK Lake City Ammunition.

Ronald D. Dittemore has held his present position since 2004, holding the title of Senior Vice President and President, Launch Systems Group since April 2006 and Senior Vice President, ATK Thiokol from 2004 to 2006.  Mr. Dittemore joined ATK in 2003 as assistant to the Chief Operating Officer, following a 26-year career with NASA.  He served in several NASA senior executive positions, including Director of the Space Shuttle Program.

Michael B. Dolby has held his present position since April 2006.  Prior to that he served as President, ATK Mission Research from 2005 to 2006.  He was Vice President, Business Development, from 2004 to 2005, and Vice President, Mergers and Acquisitions, from 2001 to 2004.  Prior to that he was Vice President, Corporate Strategic Development.

John E. Gordon has held his present position since 2001.  Prior to that, he was Corporate Vice President and director of Washington, D.C. Operations for Litton Industries.  Mr. Gordon also worked for Northrop Grumman Corporation in the company’s Washington office.

Blake E. Larson has held his present position since April 2006.  From 2005 to 2006 he was Senior Vice President and President, Advanced Propulsion and Space Systems.  From 2004 to 2005, he was Vice President and General Manager, ATK Space Systems.  From 2003 to 2004, he was Executive Vice President, ATK Ordnance and Ground Systems.  He served as President, ATK Precision Fuze Company, from 2000 to 2003.

Robert J. McReavy has held his present position since October 2001.  From June 2001 until October 2001, he served as Vice President, Tax.  Prior to joining ATK, he was a partner in the international public accounting firm Deloitte & Touche LLP, and also held partner and associate positions with two law firms.

Mark L. Mele has served in his present position since 2005.  He was Senior Vice President, Corporate Strategy and Investor Relations, from 2004 to 2005, and Vice President, Corporate Strategy and Investor Relations, from 2001 to 2004.  Prior to that he was Vice President, Investor Relations and Strategic Planning.

Paula J. Patineau has held her present position since 2004.  From April 2004 until November 2004, she was Senior Vice President and Chief People Officer.  From 2002 to 2004, she was Vice President and Chief People Officer.  She was Vice President, Human Resources, and Senior Financial Officer from 2000 to 2002.

John S. Picek has held his present position since 2000.

Keith D. Ross has held his present position since 2004.  From 2001 to 2004, he served as Vice President and Assistant General Counsel.  Prior to joining ATK, Mr. Ross held corporate legal positions in the manufacturing and financial services industries and was an attorney with the law firm of Gibson, Dunn and Crutcher.

Brian V. See has held his present position since May 2005.  Prior to that he had served as Vice President, Technology, since April 2004, and as President, ATK Mission Research, since June 2004.  From 2002 to 2004 he was Vice President, Technology and Quality, for the ATK Precision Systems Group.  He was Director of Technology for ATK’s defense businesses from 1998 to 2002.

John L. Shroyer has held his present position since April 2006.  From November 2005 to April 2006 he served as Vice President, Operations. He served as Vice President and General Manager, ATK Ordnance Systems from 2004 to November 2005. From 2002 to 2004, he was President of ATK Tactical Systems. He was Vice President, ATK Tactical Systems from 2001 to 2002, and Vice President and Treasurer, ATK Tactical Systems, from 2000 to 2001.

Thomas R. Wilson has held his present position since April 2006.  Prior to that he had served as Senior Vice President, Precision Systems since 2003. Mr. Wilson joined ATK in 2002 as President of ATK Missile Systems.  Prior to joining ATK, he served as an intelligence officer in the U.S. Navy for 34 years, attaining the rank of Vice Admiral.

Available Information

ATK makes available, free of charge on its internet website, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission (the SEC). You can find these reports on ATK’s website at www.atk.com under the “Investor Relations” heading.

These reports may also be obtained at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. You may also access this information at the SEC’s website (http://www.sec.gov). This site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.